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                                 EXHIBIT 3(i).2


                           CERTIFICATE OF DESIGNATION
                                       BY
                               DIALOG GROUP, INC.

         Pursuant to the provisions of Section 151(g) of the Delaware Corporation Law, Dialogue Group, Inc. hereby amends its Certificate of Incorporation to create an additional class of preferred stock as follows:

         The Corporation hereby creates and authorizes a series of Preferred Stock of 4,000 shares entitled Class D Convertible Preferred Stock ("Class D Preferred") and that each share have the following preferences, rights, qualifications, limitations and restrictions:

(a) Designation. The series of Preferred Stock created hereby shall be designated the Class D Convertible Preferred Stock [the "Class D Preferred"].

(b) Authorized Shares. The number of shares of Class D Preferred shall be 4,000 shares.

(c) Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, after setting apart or paying in full the preferential amounts due to holders of senior capital stock, if any, the holders of Class D Preferred shall be entitled to receive, pari passu with the Common Stock, an amount equal to the amount per share which would be assigned to the Common Stock if all of the Class D Preferred had been converted to Common Stock on the date of liquidation multiplied by 10,000. Neither the consolidation or merger of the Corporation nor the sale, lease or transfer by the corporation of all or a part of its assets shall be deemed a liquidation, dissolution or winding up of the corporation for purposes of this Section (c).

(d) Dividends. The Class D Preferred shall not be entitled to receive any dividends.

(e) Conversion Rights. Each share of Class D Preferred shall be convertible, at the option of the holder, into 10,000 fully paid and non-assessable shares of the Corporation's Common Stock only in the event the Class D Preferred Stock is pledged as collateral for any debt of the Corporation, and the Corporation is in default of such debt obligation as defined in the Agreement. The foregoing conversion calculation shall be hereinafter referred to as the "Conversion Ratio".


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         (i) Conversion Procedure. Upon the occurrence of an uncured default on the loan secured by the pledge of the Class D Preferred, the holder may effect conversions by surrendering the certificate(s) representing the Class D Preferred to be converted to the Corporation, together a form of conversion notice satisfactory to the corporation, which shall be irrevocable. If the holder is converting less than all of the shares of Class D Preferred represented by the certificate tendered, the Corporation shall promptly deliver to the holder a new certificate representing the Class D Preferred not converted. Not later than ten [10] trading days after the conversion date, the corporation will deliver to the holder, (i) a certificate or certificates, which shall be subject to restrictive legends and trading restrictions required by law, representing the number of shares of Common Stock being acquired upon the conversion; provided, however, that the corporation shall not be obligated to issue such certificates until the Class D Preferred is delivered to the Corporation. If the Corporation does not deliver such certificate(s) by the date required under this paragraph (e)(i), the holder shall be entitled by written notice to the Corporation at any time on or before receipt of such certificate(s), to rescind the Conversion.

         (ii) Conversion Penalty. In the event the corporation breaches its obligation to timely deliver the Common Stock on conversion, then without limiting holder's other rights and remedies, the corporation shall pay to the holder an amount accruing at the rate of $5.00 per day for each such breach for each of the 3,950 Class D Preferred shares submitted for conversion, with pro rata payments for amounts less than 3,950 shares.

         (iii) Adjustments on Stock Splits, Dividends and Distributions. If the Corporation, at any time while any Class D Preferred is outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock payable in shares of its capital stock [whether payable in shares of its Common Stock or of capital stock of any class], (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue reclassification of shares of Common Stock any shares of capital stock of the corporation, the Conversion Ratio shall be adjusted by multiplying the number of shares of Common Stock issuable by a fraction of which the numerator shall be the number of shares of Common Stock of the corporation outstanding after such event and of which the denominator shall be the number of shares of Common Stock outstanding before such event. Any adjustment made pursuant to this paragraph
(e)(iii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. Whenever the Conversion Ratio is adjusted pursuant to this paragraph, the corporation shall promptly mail to the Holder a notice setting forth the Conversion Ratio after such adjustment and setting forth a brief statement of the facts requiring such adjustment.


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         (iv) Adjustments on Reclassifications, Consolidations and Mergers. In
case of reclassification of the Common Stock, any consolidation or merger of the corporation with or into another person, the sale or transfer of all or substantially all of the assets of the corporation or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Class D Preferred then outstanding shall have the right thereafter to convert such Class D Preferred only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of Common Stock following such reclassification, consolidation, merger, sale, transfer or share exchange, and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into which such Class D Preferred could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the Holder the right to receive the securities or property set forth in this paragraph (e)(iv) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

         (v) Fractional Shares; Issuance Expenses. Upon a conversion of Class D Preferred, the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but shall issue that number of shares of Common Stock rounded to the nearest whole number. The issuance of certificates for shares of Common Stock on conversion of Class D Preferred shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder, and the corporation shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the corporation the amount of such tax or shall have established to the satisfaction of the corporation that such tax has been paid.

(f) Voting Rights. Except as otherwise expressly provided herein or as required by law, the holders of shares of Class D Preferred shall not be entitled to vote on any matters to be considered and voted upon by the Corporation's Common Stock. In the event the holders of the Class D Preferred Stock are entitled to vote on a matter as required by law, the holders shall be entitled to 10,000 votes per share of Class D Preferred.


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(g) Reservation of Shares of Common Stock. The Corporation covenants that it will at all times reserve and keep available out of its authorized and un-issued Common Stock solely for the purpose of issuance upon conversion of Class D Preferred as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of Class D Preferred, such number of shares of Common Stock as shall be issuable upon the conversion of the outstanding Class D Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all outstanding Class D Preferred, the Corporation will take such corporate action necessary to increase its authorized shares of Common Stock to such number as shall be sufficient for such purpose. The corporation covenants that all shares of Common Stock that shall be so issuable shall be, upon issue, duly and validly authorized, issued and fully paid and non-assessable.

(h) No Reissuance of Class D Preferred. No shares of the Class D Preferred acquired by the corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares of capital stock which the corporation shall be authorized to issue.

(i) Mandatory Redemption. There shall be no mandatory redemption.


         IN WITNESS WHEREOF, said Dialog Group, Inc. has caused this Certificate to be signed by Mark Alan Siegel, its Secretary, this 25th day of February 2003.


                                             Dialog Group, Inc.


                                             By
                                                -------------------------------
                                                Mark Alan Siegel





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